                                 THIRD AMENDMENT



         THIS THIRD AMENDMENT (the "Amendment"), to the Credit Agreement referred to below is entered into as of the 30th day of January, 1997, by and among TEXFI INDUSTRIES, INC., a corporation organized under the laws of Delaware (the "Borrower"), THE LENDERS SIGNATORY HERETO (collectively, the "Lenders"), and NATIONSBANK, N.A., a national banking association, as Agent (the "Agent").


                              STATEMENT OF PURPOSE

         The Borrower, the Lenders and the Agent are parties to a certain Credit Agreement dated as of March 15, 1996 (as heretofore amended hereby and as further amended or modified hereby, the "Credit Agreement"), pursuant to which the Lenders have agreed to make, and have made, certain Loans to the Borrower. The Borrower, the Lenders and the Agent have agreed to amend the Credit Agreement upon the terms and conditions of this Amendment.

         NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto hereby agree as follows:


         I.       AMENDMENTS.

         1. Section 1.1 of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended as follows:

                  (a) By deleting the definition set forth below in its entirety and inserting in lieu thereof the following:

                           "Aggregate Revolving Credit Commitment" means the
                  aggregate amount of the Lenders' Revolving Credit Commitments hereunder, as such amount may be reduced at any time or from time to time pursuant to Section 2.5. As of the effective date of the Third Amendment to Credit Agreement, the Aggregate Revolving Credit Commitment shall be Forty-Five Million Dollars ($45,000,000).

                  (b) By adding to the definition of Net Income the following sentence:

                  All losses resulting from the sale, conversion or other disposition of fixed assets by the Borrower in excess of reserves established as of the end of the Borrower's 1996 fiscal year end shall be deducted from the Borrower's gross revenues in determining the Borrower's Net Income.



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         2. Section 3.3 of the Credit Agreement. Section 3.3 of the Credit
Agreement is hereby amended by deleting the first sentence of the same in its entirety and inserting in lieu thereof the following:

                  The Borrower shall repay the principal amount of the Term Loan outstanding as of the effective the date of the Third Amendment to Credit Agreement in (21) consecutive monthly installments on the last day of each month commencing January 31, 1997, the first twenty (20) of which shall be in the amount of $500,000 and the last of which shall be in the amount of $4,378,552.80 or such other principal amount as shall then remain unpaid under the Term Loan.

         3. Section 3.5(a) of the Credit Agreement. Subsection 3.5(a) of the Credit Agreement is hereby amended by adding the following proviso at the end of such subsection:

                  ;provided, that to the extent that the aggregate amount of the Net Proceeds realized from any such Asset Sale(s) equals or exceeds $100,000, the Borrower shall transfer such Net Proceeds to the Agent via wire transfer to an account designated by the Agent to be applied to the prepayment of the Term Loan and then to permanently reduce the Aggregate Revolving Credit Commitment in consideration for the release by the Agent of the applicable assets sold.

         4. Section 3.5(c) of the Credit Agreement. Subsection 3.5(c) of the Credit Agreement is hereby amended by deleting the same in its entirety and inserting in lieu thereof the following:

                           (c) Manner of Application. Each mandatory prepayment
                  under this Section 3.5 shall be applied to the principal installments due on the Term Loan in the inverse order of maturity (and on a pro rata basis in accordance with the Commitment Percentage of each Lender). Each such prepayment shall be accompanied by any payment required under Section 4.8 hereof.

         5. Section 4.1(a) of the Credit Agreement. Section 4.1(a) of the Credit Agreement is hereby amended to provide that the Borrower shall no longer have the option to request that the CD Rate apply to any Loan. At the end of any existing Interest Period during which the elected rate is the CD Rate, such Loan shall, subject to the terms of the following paragraph, bear interest at the Base Rate or LIBOR Rate plus, in each case, the Applicable Margin.

         Commencing with the date of the Third Amendment and continuing until the tenth Business Day after receipt by the Agent of the Borrower's financial statements for the second fiscal quarter of 1997 and the accompanying Officer's Compliance Certificate (such date being


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referred to herein as the "Rate Option Adjustment Date"), all Loans shall bear interest at the Base Rate plus Applicable Margin, and the LIBOR Rate option shall not be available.

         Provided the Borrower is in compliance with Sections 9.2 and 9.3, as amended by the Third Amendment, as of the end of the first and second fiscal quarters of 1997, on and after the Rate Option Adjustment Date the principal balance of each Loan shall bear interest at the Base Rate or the LIBOR Rate plus, in each case, the Applicable Margin, as elected by the Borrower in accordance with the terms of Section 4.1, as amended hereby.

         6. Section 4.1(c) of the Credit Agreement. Section 4.1(c) of the Credit Agreement is hereby amended by deleting the pricing matrix in its entirety and inserting in lieu thereof the following pricing matrix:


                                                              Applicable Margin   Per Annum
         Leverage Ratio                                       Base Rate +       Fixed Rate +
         greater than or equal to
         4.75 to 1.0                                          2.00%             3.00%

         less than 4.75 to 1.0
         but equal to or greater
         than 4.0 to 1.0                                      1.75%             2.75%

         less than 4.0 to 1.0
         but equal to or greater
         than 3.25 to 1.0                                     1.50%             2.50%

         less than 3.25 to 1.0                                1.25%             2.25%

         7. Section 7.3 of the Credit Agreement. Subsection (f) of Section 7.3 of the Credit Agreement is hereby amended to become subsection (h) of Section
7.3 of the Credit Agreement and the following subsections (f) and (g) of Section
7.3 of the Credit Agreement are hereby added to the Credit Agreement:

                           (f) Weekly, a certificate of the chief executive
                  officer or chief financial officer of the Borrower in the form of Exhibit Q attached hereto setting forth as of the end of the preceding week the status of the discontinued assets of the Borrower and its Subsidiaries, including, without limitation, accounts receivable, inventory, and property, plant and equipment, relating to the Borrower's Kingstree Knits business and the Borrower's facility in Graham, North Carolina;

                           (g) As soon as practicable and in no event later than
                  15 days after the end of each month, a certificate of the chief executive officer or

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                  chief financial officer of the
                  Borrower setting forth as of the end of
                  such month the status of the accounts payable of the Borrower and its Subsidiaries, including, without limitation, an accounts payable aging report of the Borrower and its Subsidiaries; and

         8. Section 8.14 of the Credit Agreement. Article VIII of the Credit Agreement is hereby amended by inserting the following new Section thereto:

                  8.14 Minimum Asset Sales. Prior to the end of the Borrower's 1997 fiscal year, sell or otherwise dispose of fixed assets in connection with the closing of the Borrower's Kingstree Knits business and the Borrower's facility in Graham, North Carolina having an aggregate value of not less than $6,000,000.

         9. Section 9.2 of the Credit Agreement. Section 9.2 of the Credit Agreement is hereby amended by deleting the same in its entirety and inserting in lieu thereof the following:

                  Section 9.2 Coverage Ratio. Permit the Coverage Ratio to be less than the following ratios as of the date indicated:

                     Ratio               Applicable Date

                   .70 to 1.0            At the end of the fourth quarter of
                                         the Borrower's 1996 fiscal year.

                   .95 to 1.0            At the end of the first quarter of
                                         the Borrower's 1997 fiscal year.

                   .85 to 1.0            At the end of the second quarter
                                         of the Borrower's 1997 fiscal
                                         year.

                   .85 to 1.0            At the end of the third quarter of
                                         the Borrower's 1997 fiscal year.

                  1.00 to 1.0            At the end of the fourth quarter of
                                         the Borrower's 1997 fiscal year.

                  1.10 to 1.0            At the end of the first quarter of
                                         the Borrower's 1998 fiscal year.

                  1.25 to 1.0            At the end of the second quarter
                                         of the Borrower's 1998 fiscal year
                                         and at the end of each fiscal
                                         quarter thereafter.


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         Notwithstanding the manner in which the calculation of the "Coverage
         Ratio" is set forth in Section 1.1 hereof, compliance with Section 9.2 as of the end of the first quarter of fiscal year 1997 shall be calculated for the one (1) fiscal quarter then ended, compliance with
         Section 9.2 as of the end of the second quarter of fiscal year 1997 shall be calculated for the period of two (2) consecutive fiscal quarters then ended and compliance with Section 9.2 as of the end of the third fiscal quarter of fiscal year 1997 shall be calculated for the period of three (3) consecutive fiscal quarters then ended.

         10. Section 9.3 of the Credit Agreement. Section 9.3 of the Credit Agreement is hereby amended by deleting the same in its entirety and inserting in lieu thereof the following:

                  Section 9.3 Leverage Ratio. Permit the Leverage Ratio to exceed the following ratios as of the date indicated:

                     Ratio           Applicable Date

                  6.40 to 1.0        At the end of the fourth quarter of
                                     the Borrower's 1996 fiscal year.

                  5.25 to 1.0        At the end of the first quarter of
                                     the Borrower's 1997 fiscal year.

                  5.15 to 1.0        At the end of the second quarter
                                     of the Borrower's 1997 fiscal
                                     year.

                  4.85 to 1.0        At the end of the third quarter of
                                     the Borrower's 1997 fiscal year.

                  3.55 to 1.0        At the end of the fourth quarter of
                                     the Borrower's 1997 fiscal year.

                  3.50 to 1.0        At the end of the first quarter of
                                     the Borrower's 1998 fiscal year
                                     and at the end of each fiscal
                                     quarter thereafter.

         11. Section 9.4 of the Credit Agreement. Section 9.4 of the Credit Agreement is hereby amended by deleting the same in its entirety and inserting in lieu thereof the following:



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                  Section 9.4 Minimum Net Worth. Permit Consolidated Net Worth
         to be less than negative $13,141,000 as of the end of the fourth quarter of the Borrower's 1996 fiscal year, negative $12,585,000 as of the end of the first quarter of the Borrower's 1997 fiscal year and as of any date thereafter, an amount equal to the sum of (x) negative $12,585,000 plus (y) fifty percent (50%) of Consolidated Net Income (if positive) of the Borrower and its Subsidiaries for each fiscal quarter occurring after the first fiscal quarter of the Borrower's 1997 fiscal year plus (z) one hundred percent (100%) of the aggregate Net Proceeds of any issuance or offering of capital stock received by the Borrower or any of its Subsidiaries after the first fiscal quarter of the Borrower's 1997 fiscal year.

         12. Section 10.11 of the Credit Agreement. Section 10.11 of the Credit Agreement is hereby amended by deleting the proviso in its entirety and inserting in lieu thereof the following:

         ; provided that the Borrower may make the payment of principal under the Borrower's 11-1/4% Convertible Senior Subordinated Debentures due October 1, 1997, subject to the following conditions precedent: (i) No Default or Event of Default shall have occurred and be continuing or would result therefrom; and (ii) after giving effect to such payment and for the period of thirty (30) consecutive days ending on the date of such payment, the Committed Amount shall exceed the aggregate outstanding principal amount of all Revolving Credit Loans and Letter of Credit Obligations by at least $4,000,000. The right of the Borrower to make payments of principal of more than $315,000 with respect to the Subordinated Extendible Debentures due April 1, 2000, Series C, are subject to the following conditions precedent: (i) No Default or Event of Default shall have occurred and be continuing or would result therefrom; and (ii) after giving effect to any such payment and for the period of thirty (30) consecutive days ending on the date of such payment, the Committed Amount shall exceed the aggregate principal amount of all Revolving Credit Loans and Letter of Credit Obligations by at least $2,000,000. Provided no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may (i) make all scheduled payments of interest necessary to comply with its binding obligations under the instruments evidencing the Subordinated Debt outstanding on March 15, 1996, (ii) all sinking fund payments required to be made under the Borrower's 11-1/4% Convertible Senior Subordinated Debendures due October 1, 1997, and (iii) make all redemptions required under Paragraph 6 of the Borrower's 8-3/4% Senior Subordinated Debentures due August 1, 1999, provided the Borrower is not obligated to redeem more than an aggregate of $50,000 in principal amount of debentures tendered on behalf of any single deceased Initial Holder (as defined therein). In the event of any conflict or inconsistency between the terms of this Section 10.11 and Section 2.1, this Section 10.11 shall control.


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         No amendment or waiver of the foregoing conditions precedent to the right of the Borrower to make payments under the instruments evidencing the referenced Subordinated Debt shall be effective without the prior written consent of each Lender.

         13. Section 13.10 of the Credit Agreement. The Lenders hereby consent and agree that pursuant to Section 13.10 of the Credit Agreement the Agent may, without the further consent of the Lenders, release Collateral in connection with (i) any asset sale permitted pursuant to subsections (a) and (d) of Section
10.6 (including, without limitation, the sale of assets in connection with the Borrower's Kingstree Knits business and the Borrower's facility in Graham, North Carolina) and (ii) sale-leasebacks permitted under Section 10.6 with respect to Equipment to be purchased under the Borrower's 1996, 1997 and 1998 capital expenditure plans included in the projections furnished by the Borrower to the Lenders which will be financed under operating leases to be entered into by the Borrower with respect to such Equipment and under any capital expenditure plans subsequently furnished to and approved by the Lenders in connection with the Borrower's annual budgets or otherwise.

         14. Exhibits. Attached hereto is a copy of Exhibit Q as referenced in this Third Amendment.


         II.      CONFIRMATION; CONDITIONS TO EFFECTIVENESS.

         1. Representations and Warranties. In order to induce the Lenders and the Agent to execute this Amendment, the Borrower hereby confirms that each representation and warranty made by it under the Loan Documents is true and correct as of the date hereof and that after giving effect to this Amendment, no Default or Event of Default exists under the Credit Agreement. The Borrower hereby represents and warrants that as of the date hereof there are no claims or offsets against or defenses or counterclaims to its obligations under the Credit Agreement or any other Loan Document.

         2. Conditions to Effectiveness. This Amendment shall become effective upon completion of the following conditions to the satisfaction of the Agent:

         (a) receipt by the Agent of an originally executed copy of this Amendment; and

         (b) receipt by the Agent of any other document or instrument reasonably requested by it in connection with the execution of this Amendment; and

         (c) receipt by the Agent of the Amendment fee in the amount of $74,223 to be shared by the Lenders pro rata in accordance the Commitment Percentage of each Lender.





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         III.     GENERAL PROVISIONS.

         1. Additional Fee. In the event the balance of the Term Loan outstanding as of July 1, 1997 is more than $6,500,000, the Borrower shall pay to the Agent, for the account of the Lenders, a fee in an amount equal to 25 basis points of the Committed Amount plus the Term Loan balance on July 1, 1997, such fee to be paid not later than July 15, 1997.

         2. Limited Amendment. The amendment of Sections 9.2, 9.3 and 9.4 of the Credit Agreement as set forth in Paragraphs 9, 10 and 11 of this Amendment shall be effective as of November 1, 1996. Except as expressly amended herein, the Credit Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Amendment shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or (ii) to prejudice any other right or rights which the Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement or the Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

         3. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         4. Definitions. All capitalized terms used and not defined herein shall have the meanings given thereto in the Credit Agreement.

         5. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF
THE STATE OF NORTH CAROLINA.




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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.


                                         BORROWER:

                                         TEXFI INDUSTRIES, INC.


                                         By:
                                                  Name:
                                                  Title:





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                                                     AGENT:

                                                     NATIONSBANK, N.A.


                                                     By:
                                                              Name:
                                                              Title:





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                                   LENDERS:

                                   NATIONSBANK, N.A.


                                   By:
                                            Name:
                                            Title:



                                   MELLON BANK, N.A.


                                   By:
                                            Name:
                                            Title:



                                   THE FIRST NATIONAL BANK OF BOSTON


                                   By:
                                            Name:
                                            Title:



                                   CORESTATES BANK, N.A.


                                   By:
                                            Name:
                                            Title:



                                   FLEET BANK, NATIONAL ASSOCIATION


                                   By:
                                            Name:
                                            Title:


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                                                     NATIONAL BANK OF CANADA


                                                     By:
                                                              Name:
                                                              Title:


                                                     By:
                                                              Name:
                                                              Title:





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                                    Exhibit Q
                                       to
                                 Third Amendment
                                  by and among
                             Texfi Industries, Inc.,
                          the Lenders Signatory Hereto,
                              NationsBank, N.A. and
                       NationsBanc Commercial Corporation
                             Dated January ___, 1996


                            Asset Status Certificate



         This certificate is delivered pursuant to Section 7.3 of the Credit Agreement (the "Credit Agreement") dated as of March 15, 1996 by and among TEXFI INDUSTRIES, INC. (the "Borrower") and the Lenders party thereto and NATIONSBANK, N.A. as Agent. The undersigned, on behalf of the Borrower, hereby certifies to NationsBank, N.A., in its capacity as Agent for the Lenders that this certificate has been prepared under his supervision and is true and correct in all respects, to the best of his knowledge.

         Witness the following signature, the ____ day of _____________, 1997.



                                  ------------------------------------------
                                  Name:    ____________________________
                                  Title:   ____________________________